Exhibit 10.6

Agreement on Cooperation

Name of the Project: Research and Development of the Traction Power Supply System of
Linear Induction Motor (LIM) Track Transportation

Parties of the Cooperation: Institute of Electrical Engineering of
The Chinese Academy of Sciences; and

Harbin Tech Full Electric Co., Ltd.

Featured by the advantages in advanced technologies, safety and reliability, reasonable economy and environmental friendliness, linear-induction-motor (LIM)-driven track transportation system heralds the development trends of future urban track transportation and is bound to become one major mode of urban track transportation of Chinese cities in the next five to ten years.

Linear induction motor track transportation system consists of four major sub-systems: lines, operation control, traction power supply and vehicles. Among them, traction power supply system is the special sub-system characteristic of the linear induction motor track transportation. There are significant differences between the traditional rotating motor track transportation system and LIM- driven track transportation such as high power linear induction motors, track reaction plates, traction conversion system and traction control systems. Therefore, as the first step toward the home-production of the linear induction motor track transportation system, it is imperative to achieve the home-production of its traction power supply system, especially that of the high-power linear induction motors, track reaction plate, traction conversion system and traction control system.

For the purpose of achieving the home-production of the core equipment of the traction power supply system of the linear induction motor track transportation, grasping and breaking through its key technologies, the Institute of Electrical Engineering of the Chinese Academy of Sciences (hereinafter referred to as the “IEECAS”) and Harbin Tech Full Electric Co., Ltd (hereinafter referred to as “HTFE”) have, after consultation pursuant to the provisions of the “Contract Law of the People’s Republic of China,” reached and signed the following terms of the agreement.

1.	Overall Objectives and Major Development Work Arrangements
1.1.	Overall Research Objectives
The major research contents shall be the key technologies of the linear induction motor track transportation system. One compartment of non-adhesive power-efficient linear induction motor track transportation car with own intellectual property rights shall be successfully developed and produced by the end of 2008 and put into trial run on the line of Beijing Capital Airport. During the end of the “11th Five-Year Plan” and the beginning of the “12th Five-Year Plan,” a home-production base of the Chinese traction power supply equipments of the linear induction motor track transportation shall be established, realizing the production capacity of industrial scales.

One vehicle of linear induction motor tracking transportation is composed of two to eight compartments with consistent structure and core equipments. Therefore, the successful development of one vehicle of linear induction motor track transportation through the implementation of this project will enable the grasping of the design and production technologies of the key equipments of this transportation system, leading to the production capacity of industrial scales of the key equipments of the linear induction motor track transportation system.

1.2.	Major Development Work Contents
1.2.1.
Theoretical analysis and design work of the key technologies (targeted at the theoretical analysis research and design work of the key technologies of the linear induction motor track transportation system);

1.2.1.1.	Put forward and perfect the theories of field oriented vector control of high power linear traction motors;
1.2.1.2.	Complete the optimization design of its structural parameters and electro-magnetic parameters;
1.2.1.3.	Complete the overall design work of sample vehicle under development;
1.2.1.4.	Research and put forward the integration and testing plans of the sample vehicle under development as well as the settings and conditions necessary for the development and test of the sample vehicle.
1.2.2.
Development work of the key equipments (targeted at the development of the key equipments of the traction power supply system of the linear induction motor track transportation system and other key equipments necessary for the sample vehicle);

1.2.2.1.
Complete the development of the full traction power supply system complementary to the sample vehicle (including such core equipments as the three level traction converter, linear traction motor, traction control system and failure analysis system);

1.2.2.2.
Complete the ordered making of such equipments as the body of the sample vehicle, locomotive bogie, current collector, arrester, vehicle DC/AC power, vehicle group battery and other auxiliary equipments;

1.2.2.3.	Complete the establishment of the integrated testing environment for the development of the sample vehicle and other preparation work before the integrated testing.
1.2.3.	System integration, test and appraisal work for the sample vehicle under development (targeted at the integration, on-site tests and appraisal of the equipments and sample vehicle under development);
1.2.3.1.	Complete the installation and debugging of the sub-systems and components of the sample vehicle under development;
1.2.3.2.	Complete the debugging of general system of the sample vehicle under development;
1.2.3.3.	Complete the comprehensive testing work of the sample vehicle under development.
1.2.4.
Preparation work before the production of industrial scale (targeted at the preparation work before the production of industrial scale of such core equipments as high power linear traction motors, traction conversion system and traction control system);

1.2.5.
Production of industrial scale (achieving the production of industrial scale of high power linear traction motors, traction conversion system and traction control system under development, and establishing the industrial-scale production base of the core equipments of traction power supply of the Chinese linear induction motor track transportation).

2.	Design and Development Objectives
2.1.	Progress and Objectives of the Design and Development

Number	Design and Development Objectives	Design and Development Time	Contents and Objectives of the Design and Development
1	Theoretic Analysis and Design Work of Key Technologies	January 1, 2006—September 31, 2006	Put forward and perfect the theories of field oriented vector control of high power linear traction motors;
		January 1, 2006—September 31, 2006	Complete the optimization design of the structural parameters and electro-magnetic parameters of high power linear traction motors;
		January 1, 2006—September 31, 2006	Complete the overall design work of sample vehicle under development;
		January 1, 2006—September 31, 2006	Research and put forward the integration and testing plans of the sample vehicle under development as well as the settings and conditions necessary for the development and test of the sample vehicle;
2	Development work of the key equipments	October 1, 2006—May 31, 2007
Complete the development of the full traction power supply system complementary to the sample vehicle (including such core equipments as the three level traction converter, linear traction motor, traction control system and failure analysis system);

October 1, 2006—May 31, 2007
Complete the ordered making of such equipments as the body of the sample vehicle, locomotive bogie, current collector, arrester, vehicle DC/AC power, vehicle group battery and other auxiliary equipments;

		October 1, 2006—May 31, 2007	Complete the establishment of the integrated testing environment for the development of the sample vehicle and other preparation work before the integrated testing;
3	System integration, test and appraisal work for the sample vehicle under development	June 1, 2007—December 1, 2008	Complete the installation and debugging of the sub-systems and components of the sample vehicle under development;
		June 1, 2007—December 1, 2008	Complete the debugging of general system of the sample vehicle under development;
		June 1, 2007—December 1, 2008	Complete the comprehensive testing work of the sample vehicle under development;

4	Preparation work before the production of industrial scale	June 1, 2007—May 31, 2009	Targeted at the preparation work before the production of industrial scale of such core equipments as high power linear traction motors, traction conversion system and traction control system
5	Production of industrial scale	June 1, 2009—December 31, 2010
Achieve the production of industrial scale of high power linear traction motors, traction conversion system and traction control system under development, and establishing the industrial-scale production base of the core equipments of traction power supply of the Chinese linear induction motor track transportation.

2.2	Distribution of the Development Work
2.2.1	The optimization design work of the high power linear traction motors and track reaction plates shall be completed by both Parties to this agreement on corporation;
2.2.2	The production work of the high power linear traction motors and track reaction plates shall be completed by HTFE;
2.2.3
The development work of traction converter and traction control system shall be completed by the IEECAS while the functional testing of the components of the traction control system under development and of the entire system shall be completed by both Parties;

2.2.4
The ordered making of the body of the sample vehicle, locomotive bogie, current collectors, arresters, vehicle DC/AC power, vehicle group batteries and other auxiliary equipments shall be principally completed by HTFE;

2.2.5	The integration and testing of the sample vehicle shall be completed by both Parties in conjunction with other cooperative entities.

3.	Research and Development Fees and Payment Terms
The budget for this project shall be RMB 25 million in Chinese currency, of which RMB 10 million shall be paid by the IEECAS while RMB 15 million shall be paid by HTFE RMB 10 million shall be transferred by HTFE to the IEECAS for the purpose of the development and making of such core equipments as three-level traction converter, traction control system and failure analysis system, as well as the integration, testing and debugging of the sample vehicle under development.

Method of Payment: HTFE shall, two weeks after the signing of this agreement, make the first transfer of RMB 5 million to the IEECAS. The second payment of RMB 3 million shall be made upon the completion of the second phase of this project on May 31, 2007 and the third payment of RMB 2 million shall be made upon the completion of the third phase of this project at the end of 2008.

4.	Property Ownership of the Equipments and Materials Purchased from Research and Development Fund:
The property ownership of the equipments and materials purchased from the research and development fund shall be decided by the two Parties through consultation.

5.	Duration, Place and Method of the Performance:
This Agreement shall be performed in the IEECAS (Zhongguancun of Beijing) and HTFE (Development Zone of Harbin) from August 2006 till the early part of 2009.

6.	Confidentiality of the Technical Information and Materials:
No Party to this Agreement shall be allowed to divulge any project-related technical information and materials to third parties without the permission of the other Party.

7.	Bearing the Risks:
Both Parties shall make their pledged payments on time and shall be held responsible for any losses or damages as a result of failure to comply.

During the performance of this Agreement, both Parties shall share the partial or full failure risks caused by any insurmountable technical difficulties under the current conditions and expertise.

Two Parties shall evenly divide the risks as the confirmed method.

8.	Ownership and Sharing of Technical Results:
8.1	The technical research and development results of this project shall be shared by both Parties to this Agreement and they all have the ownership of the patents;
8.2	The Right of Use and Right of Transfer of the non-patent technical results shall be decided by both Parties through consultation;
8.3
The economic benefits as a result of the industrialization of the research results through this project shall be divided between the two Parties according to the ratio of the funds paid, technical and personnel commitments actually made by the two Parties.

9.	Standards and Means of Inspection and Acceptance
Inspection and acceptance shall be carried out on the basis of the technical materials (including technical regulations, drawings, database, proprietary design software and documents of techniques) and sample machine inspection after the research and development results have achieved the technical contents described under Article Two of this Agreement and those further determined by both Parties. A third party will be commissioned by both Parties to produced certificate of technical project inspection and acceptance.

10.	Dispute Settlement
Any disputes arising out of the performance of this Agreement shall be settled though friendly consultation between the two Parties.

(Seal) The Institute of Electrical Engineering of the Chinese Academy of Sciences

/s/ Li Kong
Legal Representative
Date: August 18, 2006

(Seal) Harbin Tech Full Electric Co., Ltd.

/s/ Tianfu Yang
Legal Representative
Date: August 21, 2006